Exhibit 10.5

January 23, 2023

Sumita Pandit
XXXXX XXXXXXX XXX
XXX XXXXX XXXXX XX XXXXX
XXXXXX.XXXXXX@gmail.com

Dear Sumita:

I am pleased to extend this conditional offer of employment to you as Senior EVP, Chief Growth Officer, at Radian Group Inc. (the “Company”). Because Radian is committed to providing a safe, healthy, and productive work environment for all employees, as well as maintaining the trust and confidence of our customers, this offer of employment is contingent upon your passing a pre-employment background investigation. In addition, in accordance with our governance policies and procedures, the offer further remains subject to approval of the Board of Directors of the Company (the “Board”). The background investigation will include: drug testing, criminal history, education verification, former employment verification, reference, social security number, address verification, global blacklist, federal and county criminal check, and may also include credit, adverse press, social media and/or DMV records, among other items included in a our customary screen for this level of position. Upon acceptance of this offer and subject to your passing our employment background investigation and our obtaining the necessary Board approvals, your start date is scheduled for March 6, 2023 (“Start Date”).

Your bi-weekly salary for this exempt position will be $19,231 on a bi-weekly basis, which is
$500,000, if annualized. The Company provides for the receipt of bi-weekly checks or automatic deposit receipts on every other Friday. Regular, full-time employees are paid through the last day in the current two-week period ending on Friday.

Assessment of your job performance will occur on an annual basis during our Company performance management cycle, with the performance period running from January 1 through December 31. Consistent with our pay-for-performance program, you are eligible to participate in our short-term incentive (“STI”) plan (together with any successor plans, the “STI Plan”).
Your annual short-term incentive target will be $500,000. This target is reviewed annually and is subject to change. Receipts of these awards are contingent upon business and/or individual performance, and other terms and conditions set forth in the STI Plan and are not guaranteed. Awards under the STI Plan are typically paid in the first quarter following the end of each performance year, subject to continued employment through the payment date, except as otherwise set forth in the STI Plan. Based on your Start Date of March 6, 2023, you will first participate in the 2023 performance cycle, with applicable STI award payable in 2024, and prorated for your period of employment in 2023.

DB1/ 135472580.1

Radian Group Inc. | 550 Swedesford Rd | Wayne, PA 19087 | 800.523.1988 | radian.com 1

Exhibit 10.5
You will be eligible to participate in our long-term incentive (“LTI”) program beginning in 2023. Your target will be $1,500,000 for the 2023 performance year grant. This target is reviewed annually and is subject to change. The timing of the LTI grant(s) and the type of grant(s) provided can vary. Vesting and payment of these awards are subject to those terms established by the Compensation and Human Capital Management Committee of the Board (“Committee”) and are not guaranteed. Your LTI grants will be subject to compliance with confidentiality, noncompetition, non-solicitation, and other covenants with respect to your employment.

Subject to Board and Committee approval, on or around the Start Date, you will be granted a one-time award in the form of stock-settled restricted stock units ("RSUs"), with a grant date value of $750,000 based on the fair market value of the Company's common stock on the date of grant. The RSUs (i) will be issued under and subject to the terms and conditions of the Company's 2021 Equity Compensation Plan, (ii) will vest in full on the second anniversary of the date of grant, subject to your continued employment with the Company, and (iii) will have other terms consistent with equity grants made to similarly situated employees, including the Company's standard confidentiality, non-competition, and non-solicitation covenants.

The Committee will have full power and discretionary authority to interpret and administer the STI Plan and LTI plans and to oversee the Company’s overall compensation programs. All decisions and determinations by the Committee will be final, conclusive, and binding on you, your beneficiaries and any other person having or claiming to have an interest hereunder. The Company reserves the right at any time to modify the terms and conditions of its compensation programs. You will be notified in writing if the Company makes any material changes to its compensation programs.
All regular, full-time employees received a total of 9 paid holidays, and 2 floating holidays for 2023. The Company currently offers a Paid Time Off (“PTO”) bank of days for vacation, personal and sick time. While PTO is allocated annually, your PTO hours are accrued monthly. Employees are encouraged to only use PTO time that is accrued. Based upon your hire date you will be eligible for 25 PTO days for 2023. You will accrue PTO days year over year until you reach a cap of 38 PTO days, at which time you will stop accruing PTO days until your PTO balance is below the cap.

You will be eligible to participate in the Company’s benefits program in accordance with the terms and conditions of the applicable benefit plans and programs. On your first day of employment with the Company, you will be eligible to participate in our medical/prescription, dental and vision programs as well as other medical-based benefits (Health Savings Account (HSA), Flexible Spending Accounts (FSA), Employee Assistance Plan and voluntary benefits. On the first of the month following 30 days of employment, you will be eligible to participate in our other benefit programs such as our life insurance, accidental death and dismemberment insurance, as well as our short and long-term disability programs. In addition, you may begin participating in the Company’s 401(k) Savings Incentive Plan (SIP) as soon as administratively possible. The Company reserves the right to modify or terminate any of our benefit plans and programs at any time.

DB1/ 135472580.1

Radian Group Inc. | 550 Swedesford Rd | Wayne, PA 19087 | 800.523.1988 | radian.com 2

Exhibit 10.5

Within three years of your start date, if mutually agreed upon by you and the company, you will be eligible for relocation to Radian’s headquarters location, in accordance with the terms of Radian’s then existing Executive Relocation Policy.

You will be offered an Executive Severance Agreement, which provides for severance benefits in the event of certain terminations of employment, substantially consistent with Executive Severance Agreements for similarly situated management employees. As a material condition of your employment with the Company, you agree that you will comply with (1) the Code of Conduct and Ethics provided by the Company and as amended from time to time; and (2) the terms of the Restrictive Covenants Agreement attached as Appendix A. Given your role with the Company, you will be subject to the Company’s stock ownership guidelines and claw back and recoupment policies adopted by the Board, which may be changed from time to time.

The Immigration Reform and Control Act of 1986 requires employers to verify the identity and the authorization of all employees to work in the United States. A list of all documents accepted by the Immigration and Naturalization Service is attached. Should you accept this offer, you must provide either one original document from List A or one document from both List B and List C on your first day of employment. These documents will be copied for your file and the originals returned to you. Please be aware that we are required by law to collect documentation within three days of employment. Failure to provide documentation within three days will result in termination.

Your employment with the Company is at will. This means that you and the Company both have the right to terminate the employment relationship with or without cause, at any time, with or without notice. Nothing in this letter or any other employment materials you may receive is intended, nor should any of it be construed or implied to create an employment contract between you and the Company.

Please sign, date and return the offer letter by January 30th. We are delighted with your decision to join Radian we believe this opportunity will result in a mutually beneficial and rewarding relationship. If you have any questions regarding any aspect of your employment of this letter, please contact myself or Mary Dickerson, Sr. EVP, Chief People Officer.

Sincerely,

/s/ Rick Thornberry
Rick Thornberry
CEO

Signature:     /s/ Sumita Pandit

Date:     Jan 20, 2023

Email Address:     XXXXXX.XXXXXX@gmail.com

DB1/ 135472580.1

Radian Group Inc. | 550 Swedesford Rd | Wayne, PA 19087 | 800.523.1988 | radian.com 3